Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-203919)) of Spectrum Brands Holdings, Inc. of our report dated March 31, 2015 with respect to the consolidated financial statements of IDQ Holdings, Inc. and subsidiary as of December 31, 2014 and for the periods from January 1, 2014 to March 16, 2014 (Predecessor) and March 17, 2014 to December 31, 2014 (Successor) included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Stamford, Connecticut
May 8, 2015